Exhibit 99.1


                     Analog Devices Reports Results for the
                       First Quarter of Fiscal Year 2006

    NORWOOD, Mass.--(BUSINESS WIRE)--Feb. 9, 2006--Analog Devices, Inc. (NYSE: ADI):

    -- Board of Directors declares dividend of $0.12 per share for the quarter.

    -- Financial results for the first quarter and guidance for the second quarter to be discussed on conference call today at 4:30 pm.

    Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenue of $621.3 million for the first quarter of fiscal 2006, an increase of 7% compared to the same period one year ago and approximately even with the immediately prior quarter's $622.1 million in revenue.

    Net income under generally accepted accounting principles (GAAP) was $120.6 million for the first quarter, compared to $107.4 million in the same period one year ago and $68.3 million in the immediately prior quarter. Diluted earnings per share (EPS) was $0.32 for the first quarter, compared to $0.28 for the same period one year ago and $0.18 for the fourth quarter of fiscal 2005. The results for the first quarter of fiscal 2006 include expenses of $6.9 million associated with the previously announced restructuring actions and $20.6 million of stock option expense which together impacted diluted EPS by $0.05.

    The Board of Directors declared a cash dividend for the first quarter of fiscal 2006 of $0.12 per outstanding share of common stock. The dividend will be paid on March 15, 2006 to all shareholders of record at the close of business on February 24, 2006.

    Gross margins for the first quarter of fiscal 2006 were $360.8 million or 58.1% of sales. In the first quarter of fiscal 2006, gross margins were reduced by $6.9 million, or 1.1% of sales, related to stock option expense and previously announced manufacturing restructuring-related expense.

    Operating profits for the first quarter totaled $132.2 million, or approximately 21.3% of sales, which includes $27.5 million, or 4.4% of sales, for stock option expense and previously announced restructuring-related expense.

    Cash flow from operations totaled $175.3 million, or approximately 28.2% of sales for the first quarter. Capital expenditures totaled $20.4 million. The company repurchased approximately 3.3 million shares of ADI common stock for $125.1 million and paid $44.1 million in cash dividends.

    In the first quarter, inventory increased sequentially by approximately $12 million, $2 million of which was related to stock option expense. The remaining increase in inventory was primarily due to the purchase of wafers from external foundries. During the quarter, ADI's factory utilization levels were approximately the same as the prior quarter. Days cost of sales in inventory was 118 days for the first quarter of fiscal 2006, compared to 132 days for the same period one year ago and 115 days for the immediately prior quarter.

    Accounts receivable balances remained low, consistent with prior quarters. Days sales in accounts receivable were 47 days for the first quarter, compared to 51 days for the same period one year ago and 47 days for the immediately prior quarter.

    "The first quarter results were in line with our plan for the quarter, although gross margins were somewhat stronger than planned," said Jerald G. Fishman, president and CEO of Analog Devices, Inc. "Our highest sequential growth came from sales to communications and industrial customers. In line with normal seasonal trends, sales to consumer and computer customers were down sequentially.

    "Revenue from industrial customers grew 16% in the first quarter of fiscal 2006 compared to the same period last year. These customers represent a diverse collection of instrumentation, medical, factory process control, test equipment, automotive, and defense applications. We believe that this growth reflects generally good worldwide economic conditions which are stimulating higher capital spending at industrial companies with strong cash flow. In the aggregate, sales to this broad group of industrial customers represented 41% of sales in the first quarter of fiscal 2006.

    "Revenue from consumer customers represented 15% of sales during the first quarter and grew 18% year-over-year, fueled by a broad array of audio and video products sold to leading consumer customers around the world. ADI is well positioned in digital cameras, flat screen televisions and monitors, as well as a range of stereo and home theatre sound systems.

    "In the first quarter of 2006, revenue from computer customers represented 13% of sales and declined year-over-year. The computer market has lagged for ADI as we continue to address the market for portable products but still have an installed base of slower growing desktop products. Clearly computer products and the power management products, in particular, which account for a high percentage of our sales to computer customers, represent growth opportunities for ADI going forward.

    "Overall, revenue from communications customers, which represented 31% of sales, grew slightly compared to the first quarter one year ago. Growth in sales of products used in infrastructure equipment for wireless, broadband, and optical networking was partially offset by a decline in sales to wireless handset customers.

    "In the first quarter, analog product revenue was 11% above the same period one year ago, 2% above the immediately prior quarter, and represented 82% of total sales. Revenue from general-purpose DSP products, which represented approximately 7% of ADI's total revenue, grew 19% year-over-year. In aggregate, DSP product revenue represented 18% of first quarter sales, declined 9% compared to the same period one year ago and declined 8% from the immediately prior quarter."

    Regarding the near-term outlook, Mr. Fishman said, "Orders were strong in the first quarter, particularly for our analog products. As a result, we are planning for 5% to 6% sequential sales growth in our analog products, driven by good seasonal strength from industrial, consumer, and communications customers. This will be somewhat offset by a sequential decline in sales of DSP products, primarily as a result of our divestiture of the DSP-based DSL (digital subscriber line) ASIC and network processor products, which represented approximately $12 million of revenue in the first quarter of fiscal 2006. As a result, we are planning for second quarter revenue in the range of $635 to $650 million.

    "We are also planning for gross margins to continue to improve during the second quarter. Our plan is for operating margins to improve sequentially and for diluted EPS to be $0.34-$0.36, which includes approximately $0.05 of previously announced restructuring-related expense and stock option expense.

    "We are also expecting the previously announced sale of the DSP-based DSL ASIC and network processor products to close in the near future, and are anticipating the recognition of a small gain on the sale during the second quarter. This gain is not included in the diluted EPS estimate mentioned above."

    ADI began expensing stock-based compensation in the first quarter of 2006. The company has provided a table of supplemental information with this release at www.analog.com by clicking on "Investor Relations" which includes estimates of the impact of stock option expense and the impact of previously announced restructuring-related expenses on the company's 2006 quarterly financial statements.

    Mr. Fishman will discuss the first quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 4297505 or by visiting the Investor Relations page on ADI's web site.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including our statements regarding planned revenue, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers, salespeople and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-K for the fiscal year ended October 29, 2005, as filed with the Securities and Exchange Commission.


              Analog Devices, First Quarter, Fiscal 2006

                     Sales/Earnings Summary (GAAP)
               (In thousands, except per-share amounts)

                                      1Q 06       4Q 05       1Q 05
----------------------------------------------------------------------
  Three Months Ended               January 28, October 29, January 29,
                                       2006        2005        2005
----------------------------------------------------------------------
Net Sales                         $   621,302 $   622,130 $   580,536
   Y/Y Growth                               7%         -2%         -4%
   Q/Q Growth                               0%          7%         -8%
Cost of Sales                         260,515     259,455     245,008
Gross Margin                          360,787     362,675     335,528
   Percent of Sales                      58.1%       58.3%       57.8%
----------------------------------------------------------------------
Operating Expenses:
   R&D                                131,288     123,704     127,534
   Selling, Marketing and G&A          96,281      84,715      83,341
   Special Charges                      1,013      31,480           -
----------------------------------------------------------------------
Operating Income                      132,205     122,776     124,653
   Percent of Sales                      21.3%       19.7%       21.5%
----------------------------------------------------------------------
Other Income                          (20,592)    (21,890)    (13,983)
----------------------------------------------------------------------
Income Before Tax                     152,797     144,666     138,636
Provision for Taxes                    32,240      76,325      31,193
   Tax Rate                              21.1%       52.8%       22.5%
----------------------------------------------------------------------
Net Income                        $   120,557 $    68,341 $   107,443
   Percent of Sales                      19.4%       11.0%       18.5%
----------------------------------------------------------------------

Shares used for EPS - Basic           366,135     369,945     375,561
Shares used for EPS - Diluted         380,337     380,607     388,107

Earnings per Share - Basic        $      0.33 $      0.18 $      0.29
Earnings per Share - Diluted      $      0.32 $      0.18 $      0.28

Dividends paid per share          $      0.12 $      0.10 $      0.06
----------------------------------------------------------------------

Supplemental Information


 Impact of Stock-based Compensation Expense Related to the Adoption of FAS123R, Restructuring Related Expense and Tax Expense Associated with the Repatriation of Foreign Earnings
               (in thousands, except per-share amounts)

                                      1Q 06       4Q 05       1Q 05
----------------------------------------------------------------------
  Three Months Ended               January 28, October 29, January 29,
                                       2006        2005        2005
----------------------------------------------------------------------

Cost of Sales
   Stock-based compensation
    expense                       $       954 $         - $         -
   Restructuring related expenses       5,903           -           -
----------------------------------------------------------------------
Impact on Gross Margin                 (6,857)          -           -
   Percent of Sales                      -1.1%          -           -
----------------------------------------------------------------------
Operating Expense
   Engineering - stock-based
    compensation expense                9,562           -           -
   Selling, Marketing, G&A -
    stock-based compensation
    expense                            10,090           -           -
   Special Charges - restructuring      1,013      31,480           -
----------------------------------------------------------------------
Impact on Total Operating Expense      20,665      31,480           -
   Percent of Sales                       3.3%        5.1%          -
----------------------------------------------------------------------
Impact on Operating Income            (27,522)    (31,480)          -
   Percent of Sales                      -4.4%       -5.1%          -
----------------------------------------------------------------------
Tax benefit of above items             (8,344)    (10,118)          -
Tax expense associated with
 repatriation of foreign earnings           -      48,768           -
---------------------------------- ----------- -----------------------
Impact on Net Income              $   (19,178)$   (70,130)$         -
   Percent of Sales                      -3.1%      -11.3%          -
----------------------------------------------------------------------
Impact on Earnings per Share -
 Diluted
Repatriation of foreign earnings  $         - $      0.13 $         -
Stock-based compensation                 0.04           -           -
Restructuring-related expense            0.01        0.05           -
----------------------------------------------------------------------
Impact on Earnings per Share -
 Diluted                          $     (0.05)$     (0.18)$         -
----------------------------------------------------------------------


              Analog Devices, First Quarter, Fiscal 2006
               Selected Balance Sheet Information (GAAP)
                            (In thousands)

                                      1Q 06       4Q 05       1Q 05
----------------------------------------------------------------------
                                   January 28, October 29, January 29,
                                       2006        2005        2005
----------------------------------------------------------------------
Cash & Short-term Investments     $ 2,735,114 $ 2,705,942 $ 2,598,372
Accounts Receivable, Net              317,730     320,523     326,723
Inventories (1)                       337,835     325,605     355,195
Other Current Assets                  151,302     380,386     127,739
----------------------------------------------------------------------
  Total Current Assets              3,541,981   3,732,456   3,408,029
PP&E, Net                             576,798     599,906     653,608
Investments                            29,249      45,365     315,556
Intangible Assets                     167,186     167,576     168,723
Other                                  58,964      37,908      70,813
----------------------------------------------------------------------
Total Assets                      $ 4,374,178 $ 4,583,211 $ 4,616,729
----------------------------------------------------------------------

Deferred Income-Shipments to
 Distributors                     $   132,332 $   121,802 $   152,112
Other Current Liabilities             471,851     697,121     388,869
Non-Current Liabilities                60,366      72,787     341,318
Stockholders' Equity                3,709,629   3,691,501   3,734,430
----------------------------------------------------------------------
Total Liabilities & Equity        $ 4,374,178 $ 4,583,211 $ 4,616,729
----------------------------------------------------------------------

(1) includes $1,937 related to stock-based compensation expense in 1Q06

                      Cash Flow Statement (GAAP)
                            (In thousands)

                                     1Q 06       4Q 05       1Q 05
----------------------------------------------------------------------
Three Months Ended                 January 28, October 29, January 29,
                                       2006        2005        2005
----------------------------------------------------------------------
Cash flows from operating
 activities:
  Net Income                      $   120,557 $    68,341 $   107,443
  Adjustments to reconcile net
   income
     to net cash provided by
      operations:
       Depreciation                    43,079      38,054      38,313
       Amortization of intangibles        404         342         684
       Stock-based compensation        21,307         983       1,798
       Non-cash portion of special
        charge                            459           -           -
       Other non-cash expense             557         762         718
       Tax benefit - stock option
        exercises                           -      50,374           -
       Deferred income taxes          (15,625)      5,667         778
       Changes in operating assets
        and liabilities                 4,517      35,796     (32,860)
----------------------------------------------------------------------
   Total adjustments                   54,698     131,978       9,431
----------------------------------------------------------------------
Net cash provided by operating
 activities                           175,255     200,319     116,874
----------------------------------------------------------------------

Cash flows from investing
 activities:
  Additions to property, plant and
   equipment, net                     (20,360)    (21,029)    (23,884)
  Purchases of short-term
   available-for-sale investments    (954,871)   (875,189)   (797,655)
  Maturities of short-term
   available-for-sale investments     726,807   1,331,742     763,960
  Decrease in other assets              3,526       3,976       1,559
----------------------------------------------------------------------
Net cash (used) provided by
 investing activities                (244,898)    439,500     (56,020)
----------------------------------------------------------------------

Cash flows from financing
 activities:
  Dividend payments to
   shareholders                       (44,094)    (37,128)    (22,579)
  Repurchase of common stock         (125,098)   (240,796)   (161,204)
  Net proceeds from employee stock
   plans                               38,685      17,004      13,611
----------------------------------------------------------------------
Net cash used for financing
 activities                          (130,507)   (260,920)   (170,172)
----------------------------------------------------------------------
Effect of exchange rate changes on
 cash                                     414         639        (286)
----------------------------------------------------------------------

Net (decrease) increase in cash
 and cash equivalents                (199,736)    379,538    (109,604)
Cash and cash equivalents at
 beginning of period                  627,591     248,053     518,940
----------------------------------------------------------------------
Cash and cash equivalents at end
 of period                        $   427,855 $   627,591 $   409,336
----------------------------------------------------------------------




    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro,781-461-3282
             Director of Corporate Communications,
             781-461-3491 (fax)
             investor.relations@analog.com